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Exhibit 99.2



FROM:      VIDEO LOTTERY TECHNOLOGIES, INC.
                  115 Perimeter Center
                  Atlanta, GA 30346

                  MWW/Strategic Communications, Inc.
                  Public Relations - Tel. (201) 507-9500
                  Contact:   Laurie Terry - Email: lterry@mww.com
                             Bob Sommer - Email: rsommer@mww.com

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                                                           FOR IMMEDIATE RELEASE
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             VIDEO LOTTERY TECHNOLOGIES, INC. (VLT) SETTLES WITH EDS

AGREEMENT WILL FINANCIALLY STRENGTHEN VLT WHILE ENSURING SEAMLESS TRANSITION FOR
                     SUBSIDIARY'S ON-LINE LOTTERY CUSTOMERS

         ATLANTA, February 4, 1997 -- Video Lottery Technologies, Inc. (Nasdaq National Market: VLTS) today announced that it has come to agreement with EDS, resolving all outstanding disputes between VLT and EDS.

         Under the agreement, VLT settled amounts currently payable to EDS' in the amount of $39 million for services provided to VLT. VLT also received all of EDS' 2,458,182 shares of stock in VLT along with approximately $7 million of equipment from EDS in return for a $27 million note payable to EDS over seven years. VLT's on-line lottery subsidiary, Automated Wagering International (AWI), also expects to transition into AWI approximately 400 to 450 current EDS employees to service existing lottery customers. At the same time, VLT has revised its credit relationship with First Bank and extended the current credit facility through February, 1998.

         "This settlement was the most important issue for our company to resolve," said Richard Haddrill, President of Video Lottery Technologies. "VLT now can confidently move forward to implement our customer service and growth strategy for AWI."

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VLT/EDS SETTLEMENT
TAKE 2-2-2-2

         "The settlement not only significantly strengthens our balance sheet but also reduces our costs and ensures a smooth transition for AWI's customers. While some operational matters must still be resolved, we are excited about fully controlling our own destiny and intend to do everything it takes to build on our successful technology and customer loyalty," said Haddrill.

         EDS had been providing services to AWI on a week to week basis since July, 1996, when the Master Services Agreement between VLT and EDS was canceled.

         VLT expects to recognize a pretax gain in excess of $20 million on this settlement in the first quarter of 1997. However, VLT also expects significant write-offs and asset adjustments in the fourth quarter of 1996 related to AWI's new strategy.

         Recent announcements at AWI include a successful implementation of state-of-the-art technology in Maryland, and wins in Florida and Minnesota.

         Video Lottery Technologies Inc., through its subsidiaries -- Automated Wagering International, Inc., Video Lottery Consultants, Inc., and United Tote -- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries and pari-mutuel systems throughout the world. The company also owns a horse race track in New Mexico. Presently, the subsidiaries' equipment and systems are in operation in the United States, Canada, Australia, Europe, Asia, South America and the Caribbean.

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